                                                                EXHIBIT (99)(d)









                                     CURRENT

                                     BY-LAWS

                                     OF THE

                                BOARD OF TRUSTEES




                        PHYSICIANS PROTECTIVE TRUST FUND









                                     ADOPTED

                                     5/30/81



                                 (R E V I S E D
                                    3/23/96)

                                     By-Laws

                                     Of The

                                Board of Trustees

                        PHYSICIANS PROTECTIVE TRUST FUND



                                    Article I

                                  Organization


         The name of the fund shall be Physicians Protective Trust Fund (the "Trust"). Its principal office shall be located in the State of Florida.

         The delegation of authority to the Board of Trustees is contained in the Trust Agreement dated January 1, 1987, Article 5, which states:

         "That, subject to the approval of the Department, the Trustees of the Fund shall set up, operate and enforce the Fund's administrative rules, regulations, and by-laws as between the individual Members of the Fund."

         The Trust may at its pleasure by a vote of the Trustees change its name.


                                   Article II

                                    Purposes

         To establish the policy governing the actions of the Board of Trustees in carrying out the purpose for which this Trust has been organized:

         To pay all claims arising against the Members as a result of malpractice or negligence in the care and treatment of patients, as set forth in the Indemnity Agreement issued to each Member.


                                   Article III

Section 1.  Function

         The business of this Trust shall be managed under the direction of the Board of Trustees which shall not exceed 9 members. The Board of Trustees shall only act in the name of the Trust when it shall be regularly convened by its chairman after due notice to all the Trustees of such meeting.

Section 2.  Qualification

         Trustees shall be residents of the State of Florida, citizens of the United States, and members of Physicians Protective Trust Fund.

Section 3.  Election and Term

         The Trustees shall be chosen as described in Article 19 of the Trust Agreement.

         Each Trustee shall hold office for a term for which he is elected and until his successor shall have been elected or until his earlier resignation, removal from office or death.

Section 4.  Time, Place, Notice and Call of Meetings

         Meetings of the Board of Trustees shall be held regularly on the 4th Saturday of each month (with the exception of holidays or other special meeting dates) at 9:00 A.M. in the principal offices of Physicians Protective Trust Fund. The time and place may be changed by a majority vote of the Trustees at any regular meeting.

         Special meetings of the Board of Trustees may be called by the chairman when he deems it for the best interest of the Trust. Notices of the time and place of such meeting shall be mailed to all Trustees at least 10 days but not more than 30 days before the scheduled date set for such special meeting. Such notice shall state the reasons that such meeting has been called, the business to be transacted at such meeting and, by whom called.

         At the request of a majority of the Trustees, the chairman shall within 48 hours cause a special meeting to be called; such meetings may be conducted by telephone conference call.

         No other business but that specified in the notice may be transacted at such special meeting without the unanimous consent of all present at such meeting.

         Notice of a meeting of the Board of Trustees need not be given to any Trustee who signs a waiver of notice either before or after the meeting. Attendance of a Trustee at a meeting shall constitute a waiver of notice of such meeting and waiver of any and all objections to the place of the meeting, the time of the meeting, or the manner in which it has been called or convened, except when a Trustee states, at the beginning of the meeting, any objection to the transaction of business because the meeting is not lawfully called or convened.

Section 5.  Quorum and Voting

         A majority of the members of the Board of Trustees shall constitute a quorum.

         Each Trustee shall have one vote and such voting may be done by conference telephone call, but may not be done by proxy. Meetings shall be conducted according to Roberts Rules of Order.

         At all meetings, except for the election of officers, all votes shall be viva voce, except that for election of officers ballots shall be provided and there shall not appear any place on such ballot any mark or marking that might tend to indicate the person who cast such ballot.

         At any regular or special meeting if a majority so requires any question may be voted upon in the manner and style provided for election of officers.

         All votes shall require a simple majority except where otherwise specified. All matters pertaining to ownership of any subsidiary of the Trust shall require a 2/3rds vote of the Trustees. Election of new directors of any subsidiary of the Trust shall be by a simple majority of the Board of Trustees for a one year term.

Section 6.  Vacancies

         Vacancies in the Board of Trustees shall be filled as specified in Articles 10 and 19 of the Trust Agreement by an absolute majority vote of the remaining members of the Board of Trustees.

Section 7.  Removal of Trustees

         A Trustee may be removed by a 2/3rds vote of the Board of Trustees for cause to include: gross negligence, fraud, willful misconduct, conviction of a felony, loss of medical license, malfeasance in office, or non-attendance for any reason other than certified illness or Board approved Trust business at more than 25% of the meetings of the Board of Trustees in any fiscal year.

Section 8.  Compensation

         The Board of Trustees, officers and committees shall be compensated as specified in Article 9 of the Trust Agreement.


                                   Article IV

                                    Officers

Section I.  Officers

         The Board of Trustees shall elect officers in the first meeting of the Board of Trustees of each fiscal year.

         The officers of the organization shall be as follows:

         Chairman

         Vice Chairman

         Secretary

Section 2.  Duties

         The Chairman shall preside at all meetings of the Board of Trustees.

         He shall recommend for Board approval all members of all committees, temporary or permanent, of the Board of Trustees.

         He shall see that all books, reports and certificates as required by law are properly kept or filed.

         He shall be one of the officers who may sign the checks or drafts of the organization.

         He shall have such powers as may be reasonably construed as belonging to the chief executive of any organization.

         The Vice Chairman shall, in the event of the absence or inability of the Chairman to exercise his office, becoming acting chairman of the organization with all rights, privileges and powers as if he had been duly elected chairman.

         The Secretary or his designate shall keep the minutes and records of the organization in appropriate books.

         It shall be his duty to file any certificate required by any statute, federal or state.

         He shall give and serve all notices to members of this organization.

         He shall be the official custodian of the records and seal of this organization.

         He may be one of the officers required to sign the checks and drafts of the organization.

         He shall present to the membership at any meetings any communication addressed to him as Secretary of the organization.

         He shall submit to the Board of Trustees any communication which shall be addressed to him as Secretary of the organization.

         He shall attend to all correspondence of the organization and shall exercise all duties incident to the office of Secretary.

Section 3.  Term of Office

         All officers shall be elected at the first meeting of the Board of Trustees occurring in that fiscal year for a term of one year.


                                    Article V

                                   Committees

         All committees of the Board of Trustees shall be recommended yearly by the newly elected Chairman of the Board of Trustees and approved by the Board, and their term of office shall be for a period of one year or less if sooner terminated by the action of the Board of Trustees.

         The permanent committees shall be:

                      The Audit Committee
                      The Claims Committee
                      The Investment Committee
                      The Underwriting Committee
                      The Management Committee


                                   Article VI

                                   Amendments

         These By-Laws may be altered, amended, repealed or added to by a 2/3rds vote of the Board of Trustees. Proposed changes will be voted at the next regular meeting after the proposed change, but not earlier than 30 days after the proposed change.